SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION


PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [  ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to 240.-14a-11(c) or 240.14a-12

                                 FCNB (CORP)
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  FCNB CORP
--------------------------------------------------------------------------------
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):


[X] No fee required

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).


[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

(4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:


(4) Date Filed:

   (1) Set Forth the amount on which the filing fee is calculated and state how it was determined.

                                    FCNB CORP.
                                   ------------
                              POST OFFICE BOX 240
                         FREDERICK, MARYLAND 21705-0240

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD APRIL 15, 1997

   Notice is hereby given that the Annual Meeting of Shareholders of FCNB Corp (the "Company") will be held at 7200 FCNB COURT, FREDERICK, MARYLAND 21703 on Tuesday, April 15, 1997 at 7:00 p.m. for the following purposes:

   1. To elect four directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and qualified.

   2. To transact such other business as may properly come before the meeting or any adjournment thereof.

   February 11, 1997 was fixed by the Board of Directors as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting. A plurality of votes cast by the shareholders of the Company's outstanding Common Stock represented in person or by proxy at the Annual Meeting is necessary to elect the directors.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ Helen G. Hahn

Frederick, Maryland                          Helen G. Hahn
March 21, 1997                               Vice President and Secretary


You are urged to complete, sign, date and return the enclosed proxy promptly. If you attend the Annual Meeting and decide that you wish to vote in person, you may revoke your proxy at any time prior to its use.

                               PROXY STATEMENT

   This Proxy Statement is furnished to shareholders of FCNB Corp, a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Shareholders to be held on Tuesday, April 15, 1997 at 7:00 p.m., local time, at the Company's headquarters, located at 7200 FCNB Court, Frederick, Maryland 21703, and at any adjournment or postponement thereof. The Company is a bank holding company for its wholly-owned bank subsidiary FCNB Bank, Frederick, Maryland (the "Bank"). This proxy material is being mailed to shareholders on or about March 21, 1997. The Company's mailing address is P.O. Box 240, Frederick, Maryland 21705-0240.

                              PROXIES AND VOTING

   Shareholders of record at the close of business on February 11, 1997 are entitled to notice of and to vote at the Annual Meeting. At that date there were outstanding and entitled to vote 5,359,560 shares of Common Stock which were held by approximately 3,336 holders of record. Each share is entitled to one vote on all matters.

   The cost of solicitation of proxies will be borne by the Company. The solicitation of proxies generally will be by mail and by directors, officers, and employees of the Company or its subsidiaries, without additional compensation to them. In some instances solicitation may be made by telephone, the costs of which will be borne by the Company. The Company may also reimburse brokers, custodians, nominees, and other fiduciaries for reasonable out-of-pocket and clerical expenses for forwarding proxy materials to their principals.

   All shares entitled to vote and represented by a properly executed and unrevoked proxy received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions given thereon. In the absence of instructions to the contrary, such shares will be voted FOR the election of the designated nominees for directors. Persons appointed as proxies will also be entitled to vote in their discretion on other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof.

   Any proxy given by a shareholder may be revoked by the holder at any time before it is voted at the Annual Meeting by (i) attending the Annual Meeting and voting in person, (ii) filing a written notice of revocation with the Secretary of the Company prior to the Annual Meeting, or (iii) duly executing a proxy bearing a later date and delivering same to the Secretary of the Company prior to the exercise of the proxy. Written notices of revocation of a proxy should be addressed to Helen G. Hahn, Vice President and Secretary, FCNB Corp, P.O. Box 240, Frederick, Maryland 21705-0240.

   The presence, in person or by proxy, of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. In the event that less than a majority of the outstanding shares are present at the Annual Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Annual Meeting from time to time without further notice. Directors receiving a plurality of the votes cast will be elected in the order of the number of votes received. The inspectors of election appointed for the meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted for a vote of shareholders. If a broker indicates that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted as present for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

                              VOTING SECURITIES

   All voting rights are vested exclusively in the holders of the Common Stock of the Company. Each shareholder is entitled to one vote for each share of Common Stock owned on all matters brought to a vote of the shareholders. The Company had 5,359,560 shares of Common Stock outstanding on the record date for the Annual Meeting. The Company has no other class of equity securities outstanding.

   Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended (hereinafter called the "Exchange Act"). The following table sets forth, as of February 11, 1997, certain information as to the shares of Common Stock beneficially owned by certain officers of the Company who are not also directors of the Company, and all officers and directors of the Company as a group. Management knows of no persons who beneficially owned more than 5% of the outstanding shares of Common Stock at February 11, 1997.

                                                         AMOUNT AND NATURE
                                                           OF BENEFICIAL         PERCENTAGE
                        NAME                              OWNERSHIP(1)(2)         OF CLASS
---------------------------------------------------  ------------------------- -------------
Martin S. Lapera ..................................   23,121 (3)                0.43%
Mark A. Severson ..................................   10,139 (4)                0.19
Charles E. Weller .................................   12,070 (5)                0.22
All Officers and Directors as a Group (18 persons)   613,943 (6)               11.32

(1) Unless otherwise indicated, all shares are owned directly by the named individual or by the individual indirectly through a trust, corporation or association, or by the individual or his/her spouse as custodian or trustee for the shares of minor children. Except as otherwise indicated, the named individual exercises sole voting and investment power over such shares.

(2) Restricted stock to be received by officers of the Company or Bank is based on the formula of one (1) restricted share for every five (5) shares of Common Stock purchased pursuant to the exercise of stock options. The restriction period is for three (3) years from the date of receipt, and if the shares purchased pursuant to the exercise of stock options are sold within this time period, a pro rata percentage of the restricted shares are forfeited and must be returned to the Company.

(3) Mr. Lapera is executive vice president of the Company and is executive vice president, chief operating officer and chief lending officer of the Bank. The shares attributed to Mr. Lapera include 15,257 shares as to which Mr. Lapera shares voting and investment power with his wife. Also, included in the total shares owned are options, currently exercisable, to purchase 7,474 shares of the Company's Common Stock. In addition, Mr. Lapera will also receive 1,496 shares of restricted stock when the underlying stock options are exercised, which shares are not reflected in the table.

(4) Mr. Severson is senior vice president and treasurer of the Company and is senior vice president and chief financial officer of the Bank. The shares attributed to Mr. Severson include 1,578 shares as to which Mr. Severson shares voting and investment power with his wife. Also, included in the total shares owned are options, currently exercisable, to purchase 6,853 shares of the Company's Common Stock. In addition, Mr. Severson will also receive 1,370 shares of restricted stock when the underlying stock options are exercised, which shares are not reflected in the table.

(5) Mr. Weller is senior vice president of the Company and senior vice president of the Bank, having served as President of Elkridge Bank. The shares attributed to Mr. Weller include 156 shares owned by Mr. Weller's wife, as to which Mr. Weller disclaims beneficial ownership and 283 shares held in joint ownership with Mr. Weller's daughter. Also, included in the total shares owned are options, currently exercisable, to purchase 11,110 shares of the Company's Common Stock. In addition, Mr. Weller will also receive 370 shares of restricted stock when the underlying stock options are exercised, which shares are not reflected in the table.

(6) Includes an aggregate of 62,478 shares which may currently be acquired by certain of such executive officers upon the exercise of stock options. In addition, such officers will also receive an aggregate of 12,496 shares of restricted stock when the underlying stock options are exercised, which shares are not reflected in the table.

                            ELECTION OF DIRECTORS

   The Board of Directors has set the number of directors that constitute the Board of Directors at fourteen. The Articles of Incorporation of the Company provide that the directors shall be classified with respect to the time for which they severally hold office into three classes. Each year all of the directors in one class are elected to serve for a term of three years. The shareholders will vote at this Annual Meeting for the election of four directors for a three year term expiring at the Annual Meeting of Shareholders in 2000, or at such time as their respective successors have been elected and qualified.

   Unless otherwise directed in the enclosed form of proxy, the persons named in such proxy intend to vote FOR the election of each of the following nominees to serve as directors for a three year period or until their respective successors have been duly elected and have qualified. In the event that any nominee is unable to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors, in their discretion, shall determine. At this time, the Board knows of no reason why any nominee might be unavailable to serve. Messrs. Callan, Crum, Hewitt and Willard are currently serving as Directors of the 1997 class of directors and have been nominated by the Board of Directors for election as directors to serve for a three year term to expire in 2000 (Class 2000).

   The following table sets forth as to each nominee and director continuing in office, his or her name, age, the year he or she first became a director of the Company and the number of shares of Common Stock beneficially owned at February 11, 1997.


                                  YEAR                 SHARES OF
                                  FIRST      YEAR     COMMON STOCK
                                 ELECTED     TERM     BENEFICIALLY   PERCENT
         NAME           AGE(1)  DIRECTOR   EXPIRES      OWNED(2)      CLASS
----------------------  ------ ---------- --------- --------------- ---------
                                BOARD NOMINEES
George B. Callan Jr. .  65     1986       2000       10,159         0.19
Clyde C. Crum.........  61     1986       2000       41,635 (3)     0.78
Frank L. Hewitt, III..  55     1996 (4)   2000      123,657         2.31
DeWalt J. Willard, Jr.  65     1986       2000       43,773         0.82
                        DIRECTORS CONTINUING IN OFFICE
Miles M. Circo........  50     1986       1998        3,022          .06
James S. Grimes.......  57     1989       1998        5,343          .10
Gail T. Guyton........  56     1986       1998       57,300 (5)     1.07
A. Patrick Linton ....  47     1991       1998       66,931 (6)     1.24
Jacob R. Ramsburg, Jr.  60     1986       1998       90,681 (7)     1.69
Bernard L. Grove, Jr..  63     1988       1999       12,771 (8)      .24
Ramona C. Remsberg ...  68     1987       1999       48,000 (9)      .90
Kenneth W. Rice.......  53     1988       1999       11,222          .21
Rand D. Weinberg......  40     1996(10)   1999        3,500(10)      .07

----------

(1)  At February 11, 1997.

(2) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock with respect to which he or she has sole or shared voting and/or investment. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and investment power. Except as otherwise noted, each person has sole voting and investment power with respect to all shares beneficially owned.

(3) The shares attributed to Mr. Crum include 6,603 shares owned by Mr. Crum's wife, as to which Mr. Crum disclaims beneficial ownership.

(4) Mr. Hewitt was elected to the Board of Directors as a member of the Class of 1997 in connection with the Company's acquisition of Laurel Bancorp, Inc. ("Laurel"). The shares attributed to Mr. Hewitt include 22,153 shares as to which he shares voting and investment power with his wife, 11,114 shares owned by Mr. Hewitt's children, as to which he has voting and investment power, 1,531 shares held in trust as to which he has shared voting and investment power and 2,697 shares owned by Mr. Hewitt's wife.

(5) The shares attributed to Mr. Guyton include 2,455 shares owned by Mr. Guyton's wife, as to which Mr. Guyton disclaims beneficial ownership and 3,645 shares held in trust by a corporation controlled by Mr. Guyton, as to which he has shared voting and investment power.

(6) The shares attributed to Mr. Linton include 30,307 shares as to which he shares voting and investment power with his wife, 3,236 shares owned by Mr. Linton's children, as to which he has voting and investment power and 400 shares owned by Mr. Linton's wife. Mr. Linton also has options to purchase 35,435 shares, of which 28,484 are presently exercisable and are included in the total shares beneficially owned. In addition, Mr. Linton will also receive 5,697 shares of restricted stock when the underlying stock options are exercised.

(7) The shares attributed to Mr. Ramsburg include 4,906 shares owned by Mr. Ramsburg's wife, and 4,833 shares owned jointly by Mr. Ramsburg's wife and son, as to which Mr. Ramsburg disclaims beneficial ownership, and 22,766 shares owned by two corporations controlled by Mr. Ramsburg, as to which he holds voting and investment power.

(8) The shares attributed to Mr. Grove include 7,699 shares held in his wife's revocable, convertible trust.

(9) The shares attributed to Ms. Remsberg include 2,100 shares held in a trust as to which she has shared voting and investment power.

(10) Mr. Weinberg was elected to the Board of Directors to fill a vacancy in the Class of 1999. The shares attributed to Mr. Weinberg include 1,000 shares as to which Mr. Weinberg shares voting and investment power with his wife, and 2,500 shares invested in a pension trust as to which he has voting and investment power.

   Set forth below is certain information with respect to the nominees for director and the continuing directors of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

   GEORGE B. CALLAN, JR. is president of Associates in Management, a company that specializes in historic preservation, museum management and automotive sales.

   CLYDE C. CRUM, chairman of the board of the Bank and the Company since January 1995, is president of Clyde C. Crum and Son, Inc., a dairy farm operation.

   FRANK L. HEWITT, III is retired after being president of Laurel and Laurel Federal Savings Bank until the merger of Laurel with and into the Company and the merger of Laurel Federal Savings Bank with and into Elkridge Bank in January 1996.

   DEWALT J. WILLARD, JR. is president of Ideal Buick-GMC, an automobile dealership.

   MILES M. CIRCO is general manager of Patapsco Designs, Inc., an electronic design and manufacturing firm.

   JAMES S. GRIMES has been Mayor of the City of Frederick, Maryland since 1994 and is president of James S. Grimes, Inc., a full service truck transportation service operation.

   GAIL T. GUYTON, vice chairman of the board of both the Bank and the Company since January 1995, is president of Morgan-Keller, Inc., a commercial/industrial construction firm.

   A. PATRICK LINTON has been president and chief executive officer of the Bank and the Company since January 1991. During 1990, he served as executive vice president of the Company and executive vice president and chief operating officer of the Bank. Mr. Linton has been an executive officer of the Bank since 1982 and of the Company since 1986, with principal responsibilities in the areas of finance and administration.

   JACOB R. RAMSBURG, JR. is president of Frederick Underwriters, Inc., a general insurance agency.

   BERNARD L. GROVE, JR. is an advisor to Genstar Stone Products, Inc. since January 1996, after having been president since January 1, 1992, and having previously served as executive vice president of that company.

   RAMONA C. REMSBERG is the former vice chairman of the board of both the Bank and of the Company, having retired from the Bank and the Company in September
1993. Ms. Remsberg served as president of each entity from December 1987 to January 1991.

   KENNETH W. RICE is president of Donald B. Rice Tire Co., Inc., a tire distribution firm.

   RAND D. WEINBERG is a partner with Weinberg & Weinberg, a law firm in Frederick, Maryland.

BOARD AND COMMITTEE MEETINGS

   The Board of Directors of the Company has standing audit and compensation committees, but does not have a standing nominating committee.

   The Audit Committee, comprised of Directors Circo, Hewitt, Ramsburg and Willard, assists the Board of Directors of the Bank in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, internal controls and regulatory compliance. Its duties include: monitoring the Bank's internal controls and procedures; meeting with the internal auditors and reviewing their reports; recommending the selection of independent auditors; reviewing the scope of audits conducted by the independent auditors, as well as the results of their audits; and reviewing policies relating to compliance with applicable banking and other laws.

   The Compensation Committee, comprised of Directors Callan, Grove, and Rice, reviews and recommends to the Board of Directors the overall compensation policy for the Company. The Board of Directors of the Bank follows this policy specifically related to the salaries and other benefits for senior management thereof.

   The Board of Directors of the Company held nineteen meetings during 1996, and the Audit and the Compensation Committees each held seven meetings during 1996. Each of the directors of the Company attended at least 75% of the meetings of the Board of Directors and all committees on which they served during 1996.

COMPENSATION OF DIRECTORS

   During 1996, the directors of the Company received an annual retainer of $2,000 for attending Board of Directors meetings of the Company. Members of the Board of Directors of the Company who were members of the Board of Directors of the Bank received an additional fee of $200 for each meeting attended. Members of the Board of Directors of the Company who also served as members of the Board of Directors of the Bank received an annual retainer of $5,000 and a fee of $200 for each bi-weekly Board of Directors and committee meeting of the Bank attended. Any member of the Board of Directors of the Company who was also on the Board of Directors of Elkridge Bank received board meeting fees of $350.00 and committee meeting fees of $250.00 meeting attended. Elkridge Bank did not pay an annual retainer fee.

   Clyde C. Crum received a $30,000 annual fee for his services as Chairman of the Board of both the Company and the Bank, along with the bi-weekly Board of Directors meeting fees. However, he did not receive any committee meeting fees. Effective in January 1997, the annual fee for Mr. Crum was increased to $35,000.

   Directors who agree to defer receipt of at least four years of their annual retainers may participate in an unfunded deferred compensation plan maintained by the Bank. Under this plan, deferred amounts earn interest at the rate of 10% per annum until the director attains age sixty-five, dies or becomes disabled. Upon any such event, the deferred amount plus credited interest thereon will be paid to the participant or his beneficiary over a period of up to ten years, with interest continuing to accrue on the unpaid balance at the rate of 10% per annum.

   The Company paid a total of $121,000 in director and committee fees for the fiscal year ended December 31, 1996.

          EXECUTIVE OFFICERS' COMPENSATION AND CERTAIN TRANSACTIONS

COMPENSATION -- OVERVIEW

   Set forth below are summarized tables of all compensation awarded to, earned by, or paid to certain executive officers. It should be noted that no cash compensation was paid to any executive officer of the Company in his or her capacity as such. Each of the executive officers of the Company received compensation from the Bank for services rendered in their capacities as executive officers of the Bank.

   The following table sets forth a comprehensive overview of the compensation for the Company's Chief Executive Officer and the most highly compensated executive officers for the year ended December 31, 1996. Comparative data is also provided for the previous two fiscal years, in selected categories. Except as disclosed below, no other executive officer of the Company or the Bank received salary and bonus in excess of $100,000 during the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                             ANNUAL COMPENSATION          COMPENSATION
                                            -------------------- ------------------------------
                                                                                    SECURITIES        ALL
            NAME AND                FISCAL                          RESTRICTED      UNDERLYING       OTHER
       PRINCIPAL POSITION            YEAR    SALARY(1)  BONUS(2)  STOCK AWARDS(3)    OPTIONS    COMPENSATION(4)
--------------------------------  --------- ---------- --------- ---------------- ------------- ---------------
A. Patrick Linton,                 1996   $198,222   $ 46,930         1,390            6,951        $ 10,442
 Director, President and Chief     1995    186,352     66,516         1,259            6,297           7,747
 Executive Officer of the          1994    161,321     46,283         1,154            5,765           2,087
 Company and the Bank
Martin S. Lapera,                  1996   $119,797   $ 23,733           546            2,732        $     --
 Executive Vice President          1995    122,091     30,513           497            2,485              --
 of the Company and Executive      1994     93,723     23,013           447            2,232              --
 Vice President, Chief Operating
 Officer and Chief Lending
 Officer of the Bank
Charles E. Weller,                 1996   $112,579   $ 14,925           362            1,810        $  1,427
 Senior Vice President of the      1995    100,836     12,909           370            1,852              --
 Company and Senior Vice
 President of the Bank(6)
Mark A. Severson, Senior           1996   $101,194   $ 15,169           326            1,629        $     --
 Vice President and Treasurer      1995     94,677     19,620           298            1,491              --
 of the Company and Senior         1994     83,309     15,568           278            1,389              --
 Vice President and Chief
 Financial Officer of the Bank

(1) Includes contributions made by the Bank and Elkridge Bank under their 401(k) Profit Sharing Plans. Contributions made by the banks in 1996, 1995, and 1994, respectively, amounted to $8,222, $8,977 and $6,321 for Mr. Linton, $7,797, $7,091 and $3,723 for Mr. Lapera, and $5,794, $4,677, and
     $3,309 for Mr. Severson. Mr. Weller's contributions for 1996 and 1995 were $6,579 and $3,036, respectively.

(2) During 1994, the Bank changed the method of paying the annual bonuses. There were no cash bonuses paid in 1994, however, annual bonuses accrued as of December 31, 1996, 1995 and 1994 were paid in January 1997, 1996 and 1995, respectively. Previously, the annual bonuses were paid in the year earned. The annual bonus for Mr. Weller was paid by Elkridge Bank.

(3) The awards of restricted stock received are based on the formula of a grant of one (1) restricted share for every five (5) shares of Common Stock purchased pursuant to the exercise of stock options. The restriction period is for three (3) years from the date of receipt, and if the shares purchased pursuant to the exercise of stock options are sold within this time period, a pro rata percentage of the restricted shares are forfeited and must be returned to the Company. In 1994, Mr. Lapera exercised options resulting in 696 restricted shares, which are held in escrow for the benefit of Mr. Lapera, outstanding at year end December 31, 1996.

(4)  Includes  payments for vacation pay taken in lieu of vacation.  Included in
     the  1996  and  1995  amounts  for  Mr.   Linton  are  $8,250  and  $5,700,
     respectively, of Elkridge Bank directors' fees.

(5) Mr. Weller became an executive officer of the Company on March 24, 1995, as a result of the merger of ENB Financial Corporation with and into the Company. Until the merger of Elkridge Bank into the Bank on March 7, 1997, Mr. Weller served as President at Elkridge Bank.

   Stock Option Plan. The following table sets forth as to the executive officers whose compensation is reported in the SUMMARY COMPENSATION TABLE certain information relating to options to purchase Common Stock of the Company granted during fiscal 1996 under the 1992 Employee Stock Option Plan.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                          ANNUAL RATES OF
                                                                            STOCK PRICE
                                                                          APPRECIATION FOR
                                     INDIVIDUAL GRANTS                     OPTION TERM(5)
                    -------------------------------------------------- ---------------------
                                   % OF TOTAL
                      NUMBER OF      OPTIONS
                      SECURITIES   GRANTED TO   EXERCISE
                      UNDERLYING    EMPLOYEES    OR BASE
                       OPTIONS      IN FISCAL     PRICE    EXPIRATION
       NAME          GRANTED (#)      YEAR      ($/SHARE)     DATE        5%($)     10%($)
------------------  ------------- ------------ ---------- ------------ ---------- ----------
A. Patrick
Linton............  6,951 (1)     33%          $20.50     12/31/06     $89,614    $227,100
Martin S. Lapera..  2,732 (2)     13%          $20.50     12/31/06     $35,221    $ 89,259
Charles E. Weller.  1,810 (3)     9%           $20.50     12/31/06     $23,334    $ 59,135
Mark A. Severson..  1,629 (4)     8%           $20.50     12/31/06     $21,001    $ 53,222

----------

(1) The options granted to Mr. Linton to purchase 6,951 shares become exercisable on December 31, 1997, and entitle Mr. Linton to receive an aggregate of 1,390 shares of restricted stock when the underlying stock options are exercised. The awards of restricted stock received are based on the formula of one (1) restricted share for every five (5) shares of Common Stock purchased pursuant to the exercise of stock options. The restriction period is for three (3) years from the date of receipt, and if the shares purchased pursuant to the exercise of stock options are sold within this time period, a pro rata percentage of the restricted shares are forfeited and must be returned to the Company.

(2) The options granted to Mr. Lapera to purchase 2,732 shares become exercisable on December 31, 1997, and entitle Mr. Lapera to receive an aggregate of 546 shares of restricted stock when the underlying stock options are exercised.

(3) The options granted to Mr. Weller to purchase 1,810 shares become exercisable on December 31, 1997, and entitle Mr. Weller to receive an aggregate of 362 shares of restricted stock when the underlying stock options are exercised.

(4) The options granted to Mr. Severson to purchase 1,629 shares become exercisable on December 31, 1997, and entitle Mr. Severson to receive an aggregate of 326 shares of restricted stock when the underlying stock options are exercised.

(5) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized. Does not include the value of restricted stock awards in conjunction with the grant of options.

   The table set forth below presents the amount and potential value of options held by each named executive at the end of fiscal 1996.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                     NUMBER OF           VALUE OF
                                               SECURITIES UNDERLYING    UNEXERCISED
                                                UNEXERCISED OPTIONS    IN-THE-MONEY
                                                        AT                OPTIONS
                        SHARES                       FY-END(#)         AT FY-END ($)
                       ACQUIRED       VALUE        EXERCISABLE/        EXERCISABLE/
       NAME           ON EXERCISE   REALIZED       UNEXERCISABLE     UNEXERCISABLE(1)
------------------  -------------- ---------- ---------------------- ----------------
A. Patrick
Linton............    --             --       28,484/6,951          $122,588/--
Martin S. Lapera..    --             --        7,474/2,732            15,250/--
Charles E. Weller.    --             --       11,110/1,810           110,693/--
Mark A. Severson..    --             --        6,853/1,629            29,720/--

----------

(1) Does not include the value of restricted stock awards in conjunction with the grant of options.

   Profit Sharing Plan. The Company has a Section 401 (k) profit sharing plan (the "Plan") covering employees meeting certain eligibility requirements as to minimum age and years of service. Employees may make voluntary contributions to the Plan through payroll deductions on either a pre-tax or after-tax basis. The Company makes contributions to the Plan in its discretion, based on a percentage of the Bank's and Elkridge Bank's earnings. The Company's contributions are subject to a vesting period based upon the completion of five years of service with the Company, at which time they are fully vested. A participant's account under the Plan, together with investment earnings thereon, is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

   The Company's annual contribution to the Plan totaled $357,000 in 1996, including an aggregate of $28,392 of contributions for the executive officers named in the SUMMARY COMPENSATION TABLE.

   Executive Compensation Plan. The Bank maintains an Executive Compensation Plan which is intended to provide supplemental retirement benefits to executive officers designated by the Compensation Committee of the Bank's Board of Directors. Under this plan, an amount determined by the Committee will be paid to a participant annually (in twelve monthly payments) for up to ten years commencing upon the earliest of (a) his or her attaining sixty-five years of age (or such later date as the participant and the Bank agree), (b) his or her death or (c) his or her disability. The payments will be made to a participant or his or her beneficiaries from the general funds of the Bank. Periodically, the Compensation Committee will approve a change to the amount of annual benefits payable under the Executive Compensation Plan. Under the plan, the current annual benefits at normal retirement age established by the Compensation Committee for Messrs. Linton, and Lapera are $20,000 and $10,000, respectively. Messrs. Severson and Weller have no benefits under this plan.

COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Company is composed of three outside directors, Messrs. George B. Callan, Jr., Bernard L. Grove, Jr. and Kenneth W. Rice. None of the committee members has ever been an employee of the Company or any of its subsidiaries. The Committee makes recommendations to the full Board of Directors regarding the adoption, extension, amendment and termination of the Company's compensation plans. In conjunction with the Company's Chairman and President/Chief Executive Officer ("CEO"), it reviews the performance of senior management, recommends annual salary revisions and administers the Company's compensation plans.

   The Committee is guided by the following executive compensation philosophy of the Company:

   1. Enable the Company to attract and retain superior management by providing a very competitive total compensation package.

   2. Align the interests of shareholders and management by providing stock options as a portion of the executive's total compensation package.

   3. Base a portion of the executive's total compensation package upon the attainment of defined performance goals that support the growth and appreciation of the Company's value over time.

   4. Balance objectives of short-term performance and long-term growth and appreciation of the Company through a combination of an annual incentive compensation program using annual cash bonuses, and the stock option plan that rewards the executives through long-term growth and appreciation of the Company.

   Executive compensation consists primarily of three components: Base Salary, Annual Bonus, and Stock Options.

BASE SALARY

   The Company's policy is to set base salaries for each executive officer position, including that of the CEO, in a range commensurate for equivalent banking jobs in the Mid-atlantic region. The Company utilizes outside consultants to monitor the Company's competitive compensation status. The base salaries of executive officers are set by the Board of Directors based upon the Compensation Committee's recommendations.

   Executive officers, other than the CEO, are reviewed annually by their superiors while the CEO is reviewed by the Compensation Committee and the Executive Committee of the Board of Directors of the Company. Salary adjustments for executive officers are determined by the quality of their individual performances and the relationship of their salary to their established salary range.

   Adjustments to the base salary of the CEO are governed by the same factors as other executive officers, but also specifically take into account the Company's current financial performance as measured by earnings, asset growth, and overall financial soundness. The Committee also considers the CEO's leadership in setting high standards for financial performance, motivating his management colleagues, and representing the Company and its values to internal and external communities.

ANNUAL BONUS

   The Company has an Employee Performance Bonus Plan (the "Bonus Plan").


   Annual bonuses are accrued as of the end of the fiscal year and are paid in January. The Company's Bonus Plan has several components related to the Company's performance. For 1996, these components consisted of the Company achieving pre-determined return on average shareholders' equity, asset growth, stock price appreciation and earnings per share growth. The CEO's annual cash bonus is strictly related to the Company's performance goals, while the other named executive officers' annual cash bonus was related one-third to the Company's performance goals and two-thirds to the Bank's performance goals. Goals for each component of the Bonus Plan are approved by the Compensation Committee at the beginning of each year. Annual cash bonuses tied to Bank performance goals and/or the Company's performance goals are evaluated on a point system. Points are awarded for equalling or exceeding the predetermined base for each component. Target goals are determined that exceed the threshold level, as well as maximum goals. For each specific component, if the threshold level is not achieved, no bonus is awarded for that component. The maximum potential annual bonus award for the four named executive officers is 22.5% to 37.5% of base salary, depending on the executive's position.

   In 1996, the Company substantially met its target performance goals. Based on these results, the CEO was awarded a bonus of $46,930 which constituted 24.7% of his 1996 base salary. This annual bonus amount was accrued as of December 31, 1996 and paid in January 1997. The Committee also considered the performance of the Company's Common Stock and the CEO's role in promoting the long-term strategic growth of the Company.

   For the other named executive officers, bank performance goals were exceeded in addition to substantially meeting the target corporate bank performance goals.

   As of December 31, 1996, the total accrued annual bonus for the four named executive officers in the Bonus Plan was $100,757, which was paid in January 1997.

STOCK OPTIONS

   The Company maintains a 1992 Stock Option Plan currently covering 413,438 shares of the Company's Common Stock. This Stock Option Plan provides for grants by the Compensation Committee of non-qualified stock options, as well as incentive stock options, thus tying a portion of the executive's compensation directly to the performance of the Company's stock price. The exercise price of the option to purchase stock under the plan may not be less than 100% of the fair market value of the Company's stock on the date of grant. Stock options become exercisable one year from the date of the grant and expire five and ten years from the date of the grant. Stock options for the four named executive officers typically are granted each year for a number of shares, the aggregate market value of which is in a range of 35% to 75% of the executive officer's base salary as of the date of grant. The Stock Option Plan also provides that the Company will grant one (1) share of restricted stock for every five (5) shares of Common Stock purchased pursuant to the exercise of options under the plan. The Common Stock purchased pursuant to the exercise of such options must be held for a period of three years before the restricted stock granted by the Company will fully vest to the recipient thereof. Stock options must be exercised in the sequence in which they were granted.

   In 1996, the CEO received options to purchase 6,951 shares with an exercise price of $20.50 per share. The CEO now owns 38,447 shares of the Company's Common Stock and holds options to purchase an additional 35,435 shares, of which 28,484 shares are presently exercisable. In 1996, the other named executive officers received options to purchase an aggregate of 6,171 shares of the Company's Common Stock with an exercise price of $20.50 per share. The Compensation Committee believes that significant equity interests in the Company held by the Company's management align the interests of shareholders and management.

   Stock options are designed to align the interests of executives with those of the shareholders. This approach is designed to incentivize the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

CONCLUSION

   Through the programs described above, a moderate portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In the case of the CEO, approximately 19% of his total 1996 compensation, including the accrued annual bonus as of December 31, 1996, consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

   This report has been prepared by the Compensation Committee of the Company.

George B. Callan, Jr.,         Bernard L. Grove, Jr.,          Kenneth W. Rice.

PERFORMANCE GRAPH

   Set forth below is a line graph comparing the yearly percentage change in cumulative total shareholder return on the Company's Common Stock from January 1, 1992 to December 31, 1996. The Company's yearly percentage change in cumulative total shareholder return as shown below is compared to the NASDAQ Market Index and the published Industry Peer Group Index consisting of 142 middle Atlantic banks published by Media General Financial Services.

                        COMPARISON OF 5YR TOTAL RETURN
                         FCNB, PEER GROUP AND NASDAQ


                               [GRAPHIC OMITTED]


                                FCNB           Peer Group            NASDAQ
                              --------         -----------          ---------
12/31/91                      $100.00           $100.00             $100.00
12/31/92                       102.50            125.23              100.98
12/31/93                       139.66            155.57              121.13
12/31/94                       189.62            147.70              127.17
12/31/95                       194.87            224.28              164.96
12/31/96                       202.86            317.65              204.98

----------
Notes: 1. Total return assumes reinvestment of dividends.
       2. Fiscal Year Ending December 31.
       3. Return based on $100 dollars invested on January 1, 1992 in FCNB Corp Common Stock, an index for NASDAQ Stock Market (U.S. Companies), and Bank peer group.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, AND ASSOCIATES

   During the past year the Bank and Elkridge Bank have had, and the Bank expects to have in the future, banking transactions in the ordinary course of business with its directors and officers as well as with their associates. These transactions have been made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with unaffiliated parties. The extensions of credit to these persons have not and do not currently involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1996, loans to directors and officers and their respective associates, including loans guaranteed by such persons, aggregated $8.6 million, which represented approximately 12.4% of consolidated shareholders' equity.

   Gail T. Guyton, a director of the Company and the Bank, is president and a principal shareholder of Morgan-Keller, Inc., a construction firm which is serving as construction manager in connection with the development of the Company's new headquarters project. During 1996, the Company paid Morgan-Keller, Inc. a total of $1.3 million in construction payments, which included $1.2 million for the Company's headquarters project and $104,000 related to various other construction projects. Morgan-Keller, Inc. received approximately $66,000 in fees which are included in the above totals, for serving as the construction manager for the headquarter's project.

   Jacob R. Ramsburg, Jr., a director of the Company and the Bank, is president and a principal shareholder of Frederick Underwriters, Inc., a general insurance agency which received $104,000 in premiums during 1996 in connection with the Company's purchase of certain types of insurance coverage.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

   Based solely upon the Company's review of the copies of the forms which it has received and written representations from the Company's directors and executive officers, the Company is not aware of any failure to comply with the requirements of Section 16(a) except that Clyde C. Crum and Kenneth W. Rice each failed to file reports required by Section 16(a) on a timely basis during 1996. Each late report related to one transaction each.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors of the Company has selected Keller Bruner and Company, L.L.C., independent public accountants, to audit the Company's financial statements for the year ending December 31, 1997. The Company has been advised by Keller Bruner and Company, L.L.C. that neither that firm nor any of its associates has any relationship with the Company or the Banks, other than the usual relationship that exists between independent public accountants and clients. That firm audited the Company's financial statements for 1996. Representatives of Keller Bruner and Company, L.L.C. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

                                OTHER MATTERS

SHAREHOLDER PROPOSALS


   All shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at the Company's principal office in writing not later than November 21, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. The Company must receive written notice of any shareholder proposal or nomination to be acted upon at the next annual meeting, for which inclusion in the Company's proxy materials is not sought, not less than 30 days nor more than 60 days prior to the 1998 Annual Meeting of Shareholders, which will be held on or about April 14, 1998.

OTHER BUSINESS

   The Board of Directors of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their best judgment.

                             FINANCIAL STATEMENTS

   The Company's Annual Report to Shareholders, including audited financial statements, has been mailed to all shareholders of record as of the close of business on February 11, 1997. Any shareholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

FORM 10-K

   UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL DELIVER, WITHOUT CHARGE, TO ANY SHAREHOLDER OF RECORD ENTITLED TO VOTE AT THE ANNUAL MEETING OR TO ANY BENEFICIAL OWNER OF COMMON STOCK, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO MARK A. SEVERSON, SENIOR VICE PRESIDENT AND TREASURER, FCNB CORP, 7200 FCNB COURT, P.O. BOX 240, FREDERICK, MARYLAND 21705-0240.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ Helen G. Hahn

Frederick, Maryland                          Helen G. Hahn
March 21, 1997                               Senior Vice President and Secretary

                                  FCNB CORP
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned shareholder of FCNB Corp hereby appoints Kenneth E. Fogle, Edwin J. Reading and William M. Moore, and each of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote as designated below all shares of Common Stock of FCNB Corp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 15, 1997, and at any and all adjournments as postponements thereof:

   (1) ELECTION OF DIRECTORS:
   [  ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY to                 [ ] ABSTAIN
(except as marked to the contrary)           vote for all nominees listed below


   George B. Callan, Jr., Clyde C. Crum, Frank L. Hewitt, III, DeWalt J. Willard, Jr.

   (INSTRUCTION: To withhold authority for any individual nominee strike a line through the nominee's name in the list above.)

   (2) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                    (Continued and to be signed on other side)
================================================================================
   Shares represented by all properly executed proxies will be voted (or the vote on such matters will be withheld on specific matters) in accordance with instructions appearing on the proxy. In the absence of specific instructions to the contrary, proxies will be voted FOR the Election of Directors.

                                  Dated ----------------------------------, 1997


                                  ----------------------------------------------
                                                    (Signature)

                                  ----------------------------------------------
                                                    (Signature)

(PLEASE SIGN AS NAME(S) APPEARS AT RIGHT. IF JOINT ACCOUNT, BOTH JOINT OWNERS MUST SIGN.)

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BY THE PERSON(S) GRANTING IT PRIOR TO ITS EXERCISE.